As filed with the Securities and Exchange Commission on January 25, 2017
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________

NEW JERSEY RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)
_______________

New Jersey	22-2376465
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1415 Wyckoff Road, Wall, New Jersey 07719
(Address of Principal Executive Offices) (Zip Code)
_______________

New Jersey Resources Corporation
2017 Stock Award and Incentive Plan
(Full title of the Plan)
_______________

Richard Reich, Esq.
Corporate Secretary and Assistant General Counsel
New Jersey Resources Corporation
1415 Wyckoff Road
Wall, New Jersey 07719
(Name and address of agent for service)

(732) 938-7890
(Telephone number, including area code, of agent for service)
_______________

Copies to:
David I. Meyers, Esq.
Troutman Sanders LLP
Troutman Sanders Building
1001 Haxall Point
Richmond, Virginia 23219
_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
	Amount to be	Proposed maximum	Proposed maximum	Amount of
Title of securities to be registered	registered(1)	offering price per share(2)	aggregate offering price(2)	registration fee(2)
Common Stock, $2.50 par value per share	3,135,000 shares	$36.45	$114,270,750	$13,244

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Company’s Common Stock that become issuable under the plan by reason of any stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) promulgated under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated solely for the purpose of computing the registration fee. Calculated pursuant to Rule 457(h) under the Securities Act on the basis of $36.45 per share, which was the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on January 20, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “SEC”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the New Jersey Resources Corporation 2017 Stock Award and Incentive Plan (the “Plan”). New Jersey Resources Corporation (the “Company,” “we,” “us” or “our”), has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement on Form S-8 to participants in the Plan, as specified in Rule 428(b)(1)(i) under the Securities Act. While the Company is not filing such documents with the SEC, these documents constitute (along with the documents incorporated by reference into this Registration Statement on Form S-8 pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement on Form S-8 (which documents are incorporated by reference in this Section 10(a) Prospectus), and other documents required to be delivered to eligible executive officers, non-employee directors and employees, pursuant to Rule 428(b) under the Securities Act are available without charge by contacting: Richard Reich, Esq., Corporate Secretary and Assistant General Counsel, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719, (732) 938-7890

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC (File Number 001-08359) are hereby incorporated by reference into this Registration Statement:

(a)	Our Annual Report on Form 10-K as of and for the fiscal year ended September 30, 2016, filed with the SEC on November 22, 2016;

(b)	Our Current Reports on Form 8-K filed with the SEC on November 18, 2016; and

(c)	The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on June 15, 1982, as updated by pertinent information furnished in subsequent reports filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents. Notwithstanding the foregoing, information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement on Form S-8 or any related prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The New Jersey Business Corporation Act (“NJBCA”) provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

The indemnification and advancement of expenses will not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, bylaw, agreement, vote of stockholders, or otherwise; provided that no indemnification will be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its stockholders, (b) were not in good faith or involved in a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

Article 10 of the Company’s Restated Certificate of Incorporation provides:

“To the fullest extent from time to time permitted by law, directors or officers shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders. Unless otherwise permitted by law, the provisions of this Paragraph 10 shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. No amendment or repeal of this provision shall adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment or repeal.”

Article IX of the Company’s By-Laws provides:

“Section 1 — DIRECTORS AND OFFICERS OF THE COMPANY AND ITS SUBSIDIARIES. (a) To the fullest extent permitted by the laws of the State of New Jersey, as they exist on the date hereof or as they may hereafter be amended, the Company shall indemnify any person (an “Indemnitee”) who is or was involved in any manner (including, without limitation, as a party or witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a “Proceeding”), or who is threatened with being so involved, by reason of the fact (i) that he or she is or was a director or officer of the Company or any subsidiary of the Company or (ii) that while serving as a director or officer of the Company or any subsidiary of the Company he or she is or was, at the request of or with the approval of the Company or any subsidiary of the Company, also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), against all expenses (including attorneys’ fees), judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such Proceeding (“Covered Expenses”), provided that, there shall be no indemnification hereunder with respect to any settlement or other nonadjudicated disposition of any threatened or pending Proceeding unless the Company has given its prior consent to such settlement or disposition.

(b) An Indemnitee shall be reimbursed for Covered Expenses in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amounts to the Company if it is ultimately determined that such person is not entitled to be indemnified by the Company.

(c) The rights to indemnification conferred in this Article IX, Section 1 shall be a contract right and shall include the right to be paid by the Company for expenses to be incurred in defending or prosecuting any such Proceeding in advance of its final disposition.

Section 2 — EMPLOYEES AND AGENTS OF THE COMPANY. The Company may, to the extent authorized from time to time by the Board of Directors by way of resolution, indemnify and advance expenses to, employees and agents of the Company (“Covered Persons”). The Company shall not be obligated under this Article IX to indemnify any person or entity, except for Indemnitees, including: (i) any bank, trust company, insurance company, partnership or other entity, or any director, officer, employee or agent thereof or (ii) any other person who is not a director, officer or employee of the Company, in respect of any service by such person or entity, whether at the request of the Company or by agreement therewith, as investment advisor, actuary, custodian, trustee, fiduciary or consultant to any employee benefit plan. Nothing in this Article IX shall limit the Company’s power to pay or reimburse expenses of any Covered Person or employee or agent of the Company or any direct or indirect subsidiary of the Company, in connection with such person’s appearance as a witness in a Proceeding, whether or not such person is a party to such Proceeding, provided that such payment or reimbursement is first authorized by a resolution of the Board of Directors.

Section 3 — LIMITATION ON INDEMNIFICATION. Notwithstanding anything contained in this Article IX to the contrary, the Company shall not be obligated to indemnify any person (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a Proceeding (or part thereof) initiated by such person unless such indemnification or advancement of expenses is authorized by way of resolution by the Board of Directors of the Company.

Section 4 — INSURANCE. The Company may purchase and maintain insurance or furnish similar protection to protect itself and any Indemnitee or Covered Person against any Covered Expenses incurred in any Proceeding whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX or under the laws of the State of New Jersey as they exists as of the date hereof or as they may hereafter be amended. The Company’s procurement of such insurance or similar protection shall not in any way expand the rights of any person.

Section 5 — NO RETROACTIVE REPEAL OR AMENDMENT. No elimination of or amendment to this Article IX shall deprive any person of rights hereunder arising out of alleged or actual occurrences, acts or failures to act occurring prior to sixty days following such elimination or amendment. The rights provided to any person by this Article IX shall inure to the benefit of such person’s heirs, executors, and administrators.

The Company maintains, at its expense, insurance policies which insure its directors and officers (up to certain amounts per year and subject to certain exclusions and deductions) against certain liabilities which may be incurred in those capacities.

The Company has entered into indemnification agreements with certain of its directors and officers providing that the Company will indemnify them in every case that they may be indemnified pursuant to Section 14A:3-5 of the NJBCA. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of New Jersey Resources Corporation, as amended through March 3, 2015 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, as filed on January 23, 2014, and Exhibit 3.1 to the Current Report on Form 8-K, as filed on March 3, 2015)

3.2	Bylaws of New Jersey Resources Corporation, as amended through September 12, 2016 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, as filed on September 12, 2016)

5.1	Opinion of Troutman Sanders LLP*

23.1	Consent of Deloitte & Touche, LLP*

23.2	Consent of Troutman Sanders LLP* (included in Exhibit 5.1 hereto)

24.1	Powers of Attorney (included as part of the signature page of the Registration Statement)*

99.1	New Jersey Resources Corporation 2017 Stock Award and Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement dated December 15, 2016)
____________________

* filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement,

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Wall, State of New Jersey, on this 25th day of January, 2017.

NEW JERSEY RESOURCES CORPORATION
(Registrant)

By:	/s/ Patrick J. Migliaccio
Patrick J. Migliaccio
Senior Vice President and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose signatures appear below, hereby constitutes and appoints Laurence M. Downes, Richard Reich and Patrick J. Migliaccio, and each of them individually, as their and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of such persons any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Laurence M. Downes	Chairman, President and Chief	January 25, 2017
Laurence M. Downes	Executive Officer
Director

/s/ Patrick J. Migliaccio	Senior Vice President and Chief
Patrick J. Migliaccio	Financial Officer (Principal Financial	January 25, 2017
and Accounting Officer)

/s/ Lawrence R. Codey	Director
Lawrence R. Codey		January 25, 2017

/s/ Donald L. Correll	Director
Donald L. Correll		January 25, 2017

/s/ Robert B. Evans	Director
Robert B. Evans		January 25, 2017

/s/ M. William Howard, Jr.	Director
M. William Howard, Jr.		January 25, 2017

/s/ Jane M. Kenny	Director
Jane M. Kenny		January 25, 2017

/s/ J. Terry Strange	Director
J. Terry Strange		January 25, 2017

/s/ Sharon C. Taylor	Director
Sharon C. Taylor		January 25, 2017

/s/ David A. Trice	Director
David A. Trice		January 25, 2017

/s/ George R. Zoffinger	Director
George R. Zoffinger		January 25, 2017

EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of New Jersey Resources Corporation, as amended through March 3, 2015 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, as filed on January 23, 2014, and Exhibit 3.1 to the Current Report on Form 8-K, as filed on March 3, 2015)

3.2	Bylaws of New Jersey Resources Corporation, as amended through September 12, 2016 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, as filed on September 12, 2016)

5.1	Opinion of Troutman Sanders LLP*

23.1	Consent of Deloitte & Touche, LLP*

23.2	Consent of Troutman Sanders LLP* (included in Exhibit 5.1 hereto)

24.1	Powers of Attorney (included as part of the signature page of the Registration Statement)*

99.1	New Jersey Resources Corporation 2017 Stock Award and Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement dated December 15, 2016)
____________________

* filed herewith